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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (AMENDMENT NO. ________)*

                         CardioTech International, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  14160C-10-0
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 March 31, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this
      Schedule is filed:

          / / Rule 13d-1(b)

          /X/ Rule 13d-1(c)

          / / Rule 13d-1(d)

      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


                               Page 1 of 6 pages

SEC 1745(3-98)

CUSIP No.      14160C-10-0

-------------------------------------------------------------------------------
      1.    Names of Reporting Persons.
            I.R.S. Identification Nos. of above persons (entities only).

      Dresdner Kleinwort Benson Private Equity Partners LP
      13-3949246
-------------------------------------------------------------------------------
      2.    Check the Appropriate Box if a Member of a Group (See Instructions)

            (a)

            (b)

-------------------------------------------------------------------------------

      3.    SEC Use Only
-------------------------------------------------------------------------------

      4.    Citizenship or Place of Organization               Delaware
-------------------------------------------------------------------------------
 Number of
 Shares       5. Sole Voting Power                 832,080
 Bene-        -----------------------------------------------------------------
 ficially
 Owned by     6. Shared Voting Power               None
 Each         -----------------------------------------------------------------
 Reporting
 Person       7. Sole Dispositive Power            832,080
 With:
              -----------------------------------------------------------------

              8. Shared Dispositive Power          None
-------------------------------------------------------------------------------

      9.  Aggregate Amount Beneficially Owned by Each Reporting Person   832,080

-------------------------------------------------------------------------------

      10. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

-------------------------------------------------------------------------------

      11. Percent of Class Represented by Amount in Row (11)        16.30%
-------------------------------------------------------------------------------

      12. Type of Reporting Person (See Instructions)     PN
-------------------------------------------------------------------------------


                               Page 2 of 6 pages


SEC 1745(3-98)

ITEM 1.

   (a)  Name of Issuer:

            CardioTech International, Inc.

   (b)  Address of Issuer's Principal Executive Offices:

            11 State Street
            Woburn, Massachusetts  01801

ITEM 2.

   (a)  Name of Person Filing:

            Dresdner Kleinwort Benson Private Equity Partners LP

   (b) Address of Principal Business Office or, if none, Residence:

            75 Wall Street
            New York, New York  10005

   (c)  Citizenship:

            Delaware

   (d) Title of Class of Securities:

            Common Stock, $.01 par value

   (e) CUSIP Number:

            14160C-10-0


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTION 240.13d-1(b), OR
SECTION 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

   (a) / /  Broker or Dealer registered under section 15 of the Act
            (15 U.S.C. 78c)

   (b) / /  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

   (c) / / Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

   (d) / / Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

   (e) / /  An investment adviser in accordance with
            Section 240.13d-1(b)(1)(ii)(E);

   (f) / /  An employee benefit plan or endowment fund in accordance with
            Section 240.13d-1(b)(1)(ii)(F);

   (g) / /  A parent holding company or control person in accordance with
            Section 240.13d-1(b)(1)(ii)(G);

   (h) / / A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

   (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

   (j) / /  Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. /X/


                               Page 3 of 6 pages


SEC 1745(3-98)

ITEM 4. OWNERSHIP

   Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

   (a)  Amount beneficially owned:  832,080

   (b)  Percent of class: 16.30%

   (c)  Number of shares as to which such person has:

      (i)   Sole power to vote or to direct the vote: 832,080

      (ii)  Shared power to vote or to direct the vote: None

      (iii) Sole power to dispose or to direct the disposition of: 832,080

      (iv)  Shared power to dispose or to direct the disposition of: None

      Instruction. For computations regarding securities which represent a right to acquire an underlying security see Section 240.13d-3(d)(1).


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

            Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

            Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

            Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

            Not applicable.

ITEM 10. CERTIFICATION

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                               Page 4 of 6 pages


SEC 1745(3-98)

                                    SIGNATURE

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    Date: April 10, 1998

                                    DRESDNER KLEINWORT BENSON PRIVATE EQUITY
                                    PARTNERS LP

                                    By: Dresdner Kleinwort Benson Private Equity
                                    Managers LLC, its General Partner

                                    By:  /s/ Jonathan Walker
                                       -------------------------------------
                                             Jonathan Walker
                                             Authorized Person


                               Page 5 of 6 pages


SEC 1745(3-98)